EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS Asset Purchase Agreement (this “Agreement”) dated this day of, December 4, 2013 (“Effective Date”), is made by and between BikeCaffe Franchising Inc, of  Boulder, Colorado, 80308 hereinafter the "Seller" and Jammin Java Corporation, of Denver, Colorado, 80211 hereinafter the "Buyer".

W I T N E S S E T H:

WHEREAS, BikeCaffe Franchising, Inc. is a franchisor of the BikeCaffe mobile coffee carts in the United States and throughout Worldwide markets; and

WHEREAS, Buyer is a current Brand Partner of BikeCaffe Franchising, Inc under separate agreement; and

WHEREAS, Buyer desires that existing management and staff of Pedal Power Supply, LLC provide BikeCaffe Unit production services and become the non-exclusive provider of related services for up to 2 years from the Effective Date; and

WHEREAS, Buyer desires to purchase all of the assets of Seller; and

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.               SALE OF ASSETS AND INTELLECTUAL PROPERTY – Seller shall sell to Buyer and Buyer shall purchase from Seller, on the terms and conditions set forth in this Agreement, all of the owned property of BikeCaffe Franchising, Inc as shown on the attached inventory and asset list (Exhibit A)(the “Intellectual Property and Assets” or “Business Assets”).

This purchase and sale is limited to the assets specifically set forth in this Agreement, and Buyer shall not assume or be deemed to have assumed or purchased any liabilities of Buyer or its individual shareholders. Buyer and its predecessor acknowledge and agree to transfer all rights and privileges to existing BikeCaffe related Intellectual Property and Assets as described in Exhibit “A” attached hereto.

2.               PURCHASE PRICE - The purchase price for the Business Assets is $140,000.00.

3.               PAYMENT – On execution of this Agreement, Buyer shall pay the sum of $40,000.00 to the Seller, which shall become non-refundable on payment, in person at closing, or Buyer shall deposit such payment in the escrow account on closing. The remainder of the purchase price, $100,000.00, shall be payable in shares of the Buyer’s restricted common stock, issuable within five business days of the Closing date and valued at the closing price of the Company’s common stock on the Closing date (the “Securities”).

Asset Purchase Agreement

4.               CLOSING & ESCROW - The closing date shall be on or before, December 3, 2013, provided there are no unforeseen delays. Closing (the “Closing”) shall not be later than 7 calendar days after the designated closing date, unless an extension is agreed upon in writing between the Buyer and Seller. On the Closing date the inventory, equipment, and fixtures to be transferred to Buyer will be located at 2150 W. 6th Ave. Suite H, Broomfield, Colorado, 80020 and will not be removed without the written consent of the Buyer.

5.               REPRESENTATIONS BY SELLER - Seller covenants and represents:

a.
That Seller is the sole owner of the Business Assets with full right to sell or dispose of them as Seller may choose, and no other person has any claim, right, title, interest, or lien in, to, or on the Business Assets.  There are no liens or other known encumbrances on the Business Assets.

b.	That Seller has no undischarged obligations affecting the Business Assets being sold under this Agreement, other than obligations that arose in the usual and regular course of business.

c.	That there are presently and will be at the time of Closing, no liens or security interests against the property and assets being transferred herein.

d.
No consent from or other approval of a governmental entity or other person is necessary in connection with the execution of the Agreement or the consummation by Seller of sale of the Business Assets to Buyer or operation of the Business Assets of Seller by Buyer in the manner previously conducted by Seller.

e.	Seller represents and warrants that Seller has paid, or will arrange for the full payment of, all taxes owed by Seller on account of the Business Assets.

f.	There are no licenses or permits currently required by the Seller for the operation of the business of the Seller.

g.
There are no suits or proceedings, to the knowledge of the Seller, against or involving Seller or brought by Seller that will affect any of the purchased property and Seller is not operating its business under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court of federal, state, municipal, or governmental department, commission, board, agency, or instrumentality, domestic or foreign. Should any claims arise for actions prior to the Closing, Seller specifically acknowledges Seller’s indemnification provisions set forth below.

Asset Purchase Agreement

h.
To the best of its knowledge, Seller has complied with and is operating its business in compliance with all laws, regulations, and orders applicable to the business conducted by it, and the present uses by the Seller of the purchased property do not violate any such laws, regulations, and orders. Seller has no knowledge of any material present or future expenditures that will be required with respect to any of Seller's facilities to achieve compliance with any present statute, law, or regulation, including those relating to the environment or occupational health and safety.

i.
No representation or warranty by the Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

j.
Seller is Solvent and the sale of the Business Assets will not affect such Solvency and Seller will be Solvent following the sale of the Business Assets.  “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute unreasonably small capital.

k.
Seller recognizes that the Securities have not been registered under the Securities Act of 1933, as amended (the “1933 Act,” or the “Act”), nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Securities is registered under the 1933 Act or unless an exemption from registration is available.  Seller may not sell the Securities without registering them under the 1933 Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale.  The Buyer is under no obligation to register such Securities under the 1933 Act or under any state “Blue Sky” laws prior to or subsequent to their issuance.

Asset Purchase Agreement

l.
Seller acknowledges that it is a “sophisticated investor” (i.e., has experience and knowledge in and with investments in companies similar to Buyer) and that Seller has, in making Seller’s investment decision in connection with the Securities received and had an opportunity to review (A) Buyer’s Annual Report on Form 10-K for the year ended January 31, 2013; and (B) Buyer’s quarterly report on Form 10-Q for the quarter ended July 31, 2013, including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein, as filed on the Securities and Exchange Commission’s EDGAR database at www.sec.gov; has read, reviewed, and relied solely on the documents described in (A) and (B) above (collectively referred to as the “Disclosure Documents”), and an independent investigation made by Seller and Seller’s representatives, if any; (C) has, prior to the date of this Agreement, been given an opportunity to review material contracts and documents of Buyer and has had an opportunity to ask questions of and receive answers from Buyer’s officers and directors and has no pending questions as of the date of this Agreement; and (D) is not relying on any oral representation of Buyer or any other person, nor any written representation or assurance from Buyer other than those contained in the Disclosure Documents or incorporated therein; in connection with such Seller’s acceptance of the Securities and investment decision in connection therewith.  Seller acknowledges that due to Seller’s receipt of and review of the information described above, Seller received similar information as would be included in a Registration Statement filed under the Act.

m.
Seller has such knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Securities.

n.
Seller recognizes that an investment in the Buyer is a speculative venture and that the total amount of consideration tendered in connection with this Agreement is placed at the risk of the business and may be completely lost.  The ownership of the Securities as an investment involves special risks.

o.
Seller realizes that the Securities cannot readily be sold as they will be restricted securities and therefore the Securities must not be accepted unless Seller has liquid assets sufficient to assure that Seller can provide for current needs and possible personal contingencies.

p.
Seller confirms and represents that it is able (i) to bear the economic risk of the Securities, (ii) to hold the Securities for an indefinite period of time, and (iii) to afford a complete loss of the Securities.  Seller also represents that it has (i) adequate means of providing for its current needs and possible personal contingencies, and (ii) has no need for liquidity in the Securities.

Asset Purchase Agreement

q.
Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Securities for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Securities are a suitable investment for it.

r.	Seller understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Securities in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS."

6.               INDEMNIFICATION PROVISIONS - It is agreed by and between the parties that the Seller and Seller’s Owners shall jointly and severally indemnify and hold Buyer and its parents, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns (each “Indemnified Persons”), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and attorneys’ fees) (collectively, “Losses”) that any Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to any and all claims of any nature whatsoever relating to the Business Assets, including without limitation:

a.           Tort claims;

b.           Any creditor claims; and

c.
Any claims that may be made hereinafter on account of federal and state franchise taxes, Social Security taxes, sales taxes, unemployment taxes, and all other taxes of whatever nature or form on account of the operation of Business Assets ending on and accruing up to the Closing; and

d.	Any claims resulting from litigation or similar matters as listed in Section 5(g).

Asset Purchase Agreement

The representations, warranties, covenants and other provisions of this Agreement which by their terms or by implication are to have continuing effect after the expiration or termination of this Agreement (including, but not limited to this Section 5) shall survive the Closing or the termination of this Agreement for any reason whatsoever, and shall remain in full force and effect.

In the event that Buyer shall have a claim against Seller for which Buyer has not been fully indemnified as contemplated above, Buyer shall have the right to set off the amount of such claim against any amounts due Seller hereunder or any other agreement or understanding by and between Buyer and Seller.

6.              CONFIDENTIAL INFORMATION –Any and all non-public information about the business or finances of the Buyer or the Business Assets, including, without limitation, all information about (or relating to) any products, services, technology, business plans, litigation, financial statements, projections, existing or proposed projects, suppliers, customers, merchant lists, pricing, purchase records, sale records, marketing, processes, equipment, facilities, data, methodologies or trade secrets, in whatever form (collectively “Information”, which Information shall encompass the Buyer’s Information, Information relating to the Business Assets and/or any Information of any Affiliate of the Buyer, subsidiary of the Buyer or party who has contracted with or proposed to contract with the Buyer), from whatever source shall be deemed confidential and shall be collectively referred to in this Agreement as "Confidential Information".  Notwithstanding the foregoing, the term "Confidential Information" shall not include information which (a) is independently developed by Seller otherwise than in connection with the Business Assets (all rights to which are being acquired by the Buyer pursuant hereto); (b) becomes publicly available without violation of this Agreement or by any fault of Seller or any other party subject to confidentiality rights with the Buyer; (c) becomes lawfully available in the “public domain” from a third party; (d) is approved for disclosure by written authorization of the Buyer; or (e) which Seller is compelled to disclose pursuant to applicable law or court order, provided that Seller gives the Buyer prompt notification of such requested disclosure.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, unincorporated organization or business organization.  An “Affiliate” of a specified Person means any other Person that (at the time when the determination is made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management and/or the policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Asset Purchase Agreement

Seller agrees that neither it, nor its officers, directors or employees, will at any time (i) use any Confidential Information for any other purpose other than as agreed to by the Buyer in writing, or (ii) discuss, disclose or otherwise transfer any Confidential Information to any person or entity (the “Confidentiality Requirements”). Seller may disclose Confidential Information of the Buyer to the extent required by law, subpoena or other legal process, regulatory authority or court order; provided that Seller gives the Buyer prompt notice of such required disclosure if permitted by applicable law. Seller shall take all reasonable steps to prevent unauthorized disclosure or use of the Confidential Information in Seller’s possession or control. Seller will be responsible for any unauthorized disclosure or misuse of the Buyer’s Confidential Information in Seller’s possession or control.

The parties further agree that this Section will remain in force and effect until the Confidential Information is no longer confidential (as provided above, if ever), and shall survive the termination of this Agreement.

7.               PROMISE TO PERFORM SERVICES – Buyer agrees that Pedal Power Supply, LLC, under common management will build and sell BikeCaffe units to Buyer for up to 24 months following the Effective Date. Buyer may terminate future services at any time, but must complete the delivery and payment of any BikeCaffe unit orders still in process at the time of termination. Buyer acknowledges that no guarantee of performance can be promised in the event of critical supply chain or raw material shortages outside of the control of Seller or Pedal Power Supply, LLC. Buyer also agrees to indemnify Seller and/or Pedal Power Supply, LLC from any claims that may result from delayed or withheld unit regulatory approvals and acknowledges that the BikeCaffes to be produced are the same likeness as the model(s) currently in production on the Effective Date. The current price for each BikeCaffe Coffee or Smoothie Bike will be actual material and shipping costs, plus $3,000. This price(s) will remain effective for 12 months from the Effective Date, and will not increase more than 10% per year, unless agreed upon equipment changes are implemented or required by law, or requested by the Buyer. Prices do not include crating, shipping, customs or other duties that may be imposed.

8.               NON COMPETE –  Following the Effective Date and for a period of three years following the Effective Date, Seller and its shareholders shall not participate, directly or indirectly, without the written consent of Buyer:

a.	Enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Buyer or of any of its subsidiaries or affiliates;

b.           Engage in such business on his own account; or

c.
become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or any other relationship or capacity; provided, however, that nothing contained in this Section shall be deemed to prohibit Seller from acquiring, solely as an investment, not more than 10% of the shares of capital stock of any public corporation.

Asset Purchase Agreement

9.               LICENSE - Buyer hereby grants to Pedal Power Supply, LLC a non-exclusive limited license to use its service marks, trademarks, symbols, logos, designs and other such marks (collectively, the “Marks”) for use by Pedal Power Supply, LLC in connection with the provisions of this Agreement and specifically in connection with the unit production services, or other requested and agreed upon services performed by Pedal Power Supply, LLC, following the Effective Date. Pedal Power Supply, LLC shall have no obligation to obtain ongoing or additional consent from Buyer to use the Marks for the purposes described above, but agrees that termination of this license provision by Buyer is immediately effective upon notice from Buyer.

10.             ARBITRATION - The following provisions shall apply to any controversy between Seller and Buyer (including any director, officer, employee, agent, or affiliate of Seller or its corporate affiliates, including Seller) and relating to this Agreement or any other agreement between Seller and Buyer (including any claim that any part of this Agreement or another agreement between Seller and Buyer is invalid, illegal, or otherwise void or voidable):

(a)              Negotiation. The parties first shall use reasonable efforts to discuss and negotiate a resolution of the controversy.

(b)             Arbitration. If the efforts to negotiate a resolution do not succeed, the parties shall resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

(1)           Applicable Law. Notwithstanding the place where the parties execute this Agreement, the internal laws of Colorado shall govern the construction of the terms and the application of the provisions of this Agreement.

(2)           Selection of Arbitrators. The parties shall select one arbitrator within ten (10) days after the filing of a demand and submission in accordance with the Rules. If the parties fail to agree on an arbitrator within that ten (10)-day period or fail to agree to an extension of that period, the arbitration shall take place before an arbitrator selected in accordance with the Rules.

(3)           Location of Arbitration. The arbitration shall take place in Denver, Colorado, and the arbitrator shall issue any award at the place of arbitration. The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

(4)           Discovery. The arbitrator shall have the power to authorize all forms of discovery (including depositions, interrogatories, and documents) upon the showing that (a) a specific need for the discovery exists, (b) the discovery likely will lead to material evidence needed to resolve the controversy, and (c) the scope, timing, and cost of the discovery is not excessive.

Asset Purchase Agreement

(5)           Authority of Arbitrator. The arbitrator shall not have the power (a) to alter, modify, amend, add to, or subtract from any term or provision of this Agreement or (b) to grant interim injunctive relief prior to the award.

(6)           Enforcement of Award. The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.

(c)              Injunctive Relief. Each party agrees that the other party’s remedy at law for any breach of any of the other’s covenants under this Agreement would not constitute an adequate remedy at law and, therefore, each party shall have the right to obtain temporary and permanent injunctive relief in any proceeding brought to enforce any of the provisions set forth herein, without the necessity of proof of actual damages. However, nothing in this subsection shall prevent any party from pursuing separately or concurrently one or more of any other remedies available at law.

(d)             Excluded Controversies. The provisions of this section shall not apply to any controversies relating to the ownership, use, or protection of either party’s trade names, trademarks, service marks, trade dress, copyrights, or patent rights, including the party’s right to apply to any court of competent jurisdiction for injunctive relief. With regard to any excluded controversy, the federal and state courts in Denver, Colorado, shall constitute the proper, sole, and exclusive venue and forum for any action arising out of or in any way related to this Agreement. Each party to this Agreement hereby consents to any of those court’s exercise of personal jurisdiction over the party in that type of action and expressly waives all objections the party otherwise might have to that exercise of personal jurisdiction.

(e)              Attorneys’ Fees and Costs. The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees, costs, and expenses incurred after the filing of the demand and submission.

11.             MODIFICATION - The Agreement and the rights and obligations under it may not be modified, amended, or waived, whether in whole or in part, except by a written modification, amendment, addendum, or waiver agreement signed by the party against whom enforcement is sought. The only representatives authorized to execute any such modification, amendment, addendum, or waiver on behalf of Seller shall be Seller’s President or any Vice President.

Asset Purchase Agreement

12.            GOVERNING LAW - The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of Colorado, without giving effect to any rules of conflicts of law.

13.             HEADINGS NOT CONTROLLING - Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this contract.

14.            WAIVER - No term or provision hereof shall be deemed waived and no breach consented to or excused, unless such waiver, consent, or excuse shall be in writing and signed by the party charged with such waiver, consent, or excuse. In the event either party consents, waives, or excuses a breach by the other party, such shall not constitute a consent, waiver, or excuse of any other or subsequent breach whether or not of the same kind as the original breach.

15.             SEVERABILITY - If any provision of this Agreement or any exhibit to this Agreement is held by an arbitrator to be contrary to law or public policy, or otherwise unenforceable, the remaining provisions shall remain in full force and effect and an arbitrator shall supply a provision or provisions to replace each affected provision that most closely approximates the original intent of the parties.

16.             BINDING EFFECT - The terms, conditions, and agreements contained in this Agreement will extend to and be binding upon the respective heirs, trustees, successors, executors, administrators, and permitted assigns of the parties.

17.             TIME - Time constitutes an essential part of each and every part of this Agreement.

18.             COUNTERPARTS - The parties may execute this Agreement in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

19.             AUTHORITY - The individual signing this Agreement on behalf of Buyer and Seller acknowledges and represents that he or she has the express authority and is duly authorized to represent Buyer and Seller, as applicable, herein.

20.             ASSIGNMENT - Except as set forth in this section, neither party shall assign its interest in this Agreement without the prior written approval of the other party.

21.             RIGHTS CUMULATIVE - All rights and remedies of either party for the breach of any provision hereof by Seller or Buyer shall be cumulative to the fullest extent permitted by law, and the exercise of one remedy shall not constitute a binding election or a waiver of any other remedy.

22.             SURVIVAL OF TERMINATION OF AGREEMENT - The confidentiality, indemnity, hold harmless, defense, insurance, recall, dispute resolution, and assignment sections of this Agreement shall survive the termination of this Agreement.

Asset Purchase Agreement

23.             ENTIRE AGREEMENT - The Agreement constitutes the entire agreement between the parties with regard to the subject matter contained herein and supersedes all prior or contemporaneous oral or written agreements, conditions, or representations.

24.             TRANSACTION EXPENSES.  Each party shall be responsible for the payment of any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

25.             INTERPRETATION.  When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) ”or” is not exclusive; (iii) ”including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; and (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email.

[Remainder of page left intentionally blank. Signature page follows.]

Asset Purchase Agreement

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as the day and year first set forth above.

SELLER: BIKECAFFE FRANCHISING, INC.:

By: /s/ Ralph Massetti                                                                                                             Date: 12/04/13

Name: Ralph Massetti

Title: President and CEO

BUYER: JAMMIN JAVA CORPORATION:

By: /s/Anh Tien Tran                                                                                                               Date: 12/04/13

Name: Anh Tien Tran

Title: President

Asset Purchase Agreement

EXHIBIT A
Intellectual Property & Asset Sale List

Inclusions to Agreement:

BikeCaffe Trike Design and Likeness
Five (5) Marley Coffee Branded BikeCaffe Units
One (1) New, Custom Branded BikeCaffe Enclosed Trailer
Assignment of Street Eats Lease Options
BikeCaffe.com domain name
BikeCaffe 800 Number
BikeCaffe Social Media accounts
BikeCaffe Worldwide Trade Dress, including all trade names, trademarks, service marks, drawings, designs, copyrights, trade secrets and other intellectual property
Exclusive assignment of all worldwide leads acquired since inception
BikeCaffe Drink/Food Menu
BikeCaffe Copyrighted Works
BikeCaffe Online Ordering System
Assignment of Existing Franchise Agreement(s)
Dr. Smoothie Branded Smoothie Bike (paid in full and due to Dr. Smoothie Brands)

Produced Branded Clothing:

12 Unisex Hats
25 Mens LRG t-shirts
7 Mens XLRG t-shirts
22 Towels
36 Mens MED t-shirts
3 Ladies LRG t-shirts
5 Ladies MED t-shirts
6 Nike polo's

Exclusions to Agreement:

Any and all previous, existing or future assets not directly related to the BikeCaffe Brand nor its business not directly related to the production, sale or franchising of the BikeCaffe.

Asset Purchase Agreement